SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                   FORM N-8A

                          NOTIFICATION OF REGISTRATION

                     FILED PURSUANT TO SECTION 8(a) OF THE
                         INVESTMENT COMPANY ACT OF 1940

    The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name:      Asset Allocation Portfolio V, Asset Allocation
           Portfolio IV, Asset Allocation Portfolio III and Asset Allocation Portfolio II, each a series of Asset Allocation Portfolios

Address of Principal Business Office:

           Elizabethan Square, George Town
           Grand Cayman, Cayman Islands BWI

Telephone Number:    (809) 945-1824

Name and address of agent for service of process:

           Susan Jakuboski
           Elizabethan Square, George Town
           Grand Cayman, Cayman Islands BWI

Check Appropriate Box:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A;
YES [X] NO[ ]


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                                   Signature


    Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has caused this notification of registration to be duly signed on its behalf in the City of Boston and the Commonwealth of Massachusetts on the 18th day of December, 1995.

                          ASSET ALLOCATION PORTFOLIOS
                          for its series Asset Allocation Portfolio
                          V, Asset Allocation Portfolio IV,
                          Asset Allocation Portfolio III and Asset
                          Allocation Portfolio II


                               By: Thomas M. Lenz
                                   Thomas M. Lenz
                                   Secretary